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Exhibit 21.1

LIST OF SUBSIDIARIES

Main Street Capital Partners, LLC, a Delaware limited liability company

Main Street Mezzanine Management, LLC, a Delaware limited liability company

Main Street Equity Interests, Inc., a Delaware corporation

Main Street Mezzanine Fund, LP, a Delaware limited partnership

Main Street Capital II GP, LLC, a Delaware limited liability company(1)

Main Street Capital II, LP, a Delaware limited partnership(1)

MSCII Equity Interests, LLC, a Delaware limited liability company(1)

(1)
After giving effect to the Exchange Offer Transactions, effective as of January 7, 2010.

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  Exhibit 21.1
LIST OF SUBSIDIARIES